Exhibit 10.2
Damien McDonald
Chief Executive Officer
+44 (0) 20 3325 0660 Direct Line
Damien.McDonald@livanova.com

April 27, 2017

Thad A. Huston
941 Bloomfield Street
Hoboken, NJ 07030
U.S.A.

Re: Proposed awards under the LivaNova 2015 Incentive Award Plan (the “Plan”)

Dear Thad,

Inducement and 2017 Annual Equity Awards
On behalf of LivaNova PLC (the “Company”), I can confirm that, at the first available opportunity after you commence employment, we will recommend to the Compensation Committee that the following awards are granted to you under the Plan:

•
An inducement award of service-based restricted stock units (“RSUs”) to you over LivaNova PLC ordinary shares traded on the NASDAQ Stock Exchange (“Shares”) equal in value to $2,300,000, with 25% of the RSUs vesting on each of the first four anniversaries of the grant date. The calculation of the number of Shares subject to the award will be determined based on the closing price of the Shares on the date of grant of the award.

•
A 2017 annual award of service-based RSUs to you over Shares equal in value to $375,000, with 25% of the RSUs vesting on each of the first four anniversaries of the grant date. The calculation of the number of Shares subject to the award will be determined based on the closing price of the Shares on the date of grant of the award.

•
A 2017 annual award of market-based and service-based RSUs to you over Shares equal in value to $1,125,000. The calculation of the number of Shares subject to the award will be determined based on the closing price of the Shares on the date of grant of the award. The RSUs will be subject to vesting, as follows,

•
If the closing stock price (the “Measure Price”) two business days after the earnings announcement for the year ended December 31, 2017 (the “Measure Date”) is less than a specified price (the “Threshold Price”), all of the RSUs will lapse.

•	If the Measure Price is at least equal to the Threshold Price, you will be eligible to receive at least one-third of the RSUs.

Thad A. Huston        Page 2
April 27, 2017

•	If the Measure Price is at least a specified amount more than the Threshold Price (the “Upper Price”), you will be eligible to receive 100% of the RSUs; and

•
If the Measure Price falls between the Threshold Price and the Upper Price, you will be eligible to receive a portion of the RSUs equal to the sum of one-third of the RSUs and that portion of two-thirds of the RSUs determined by linear interpolation (the difference between the Measure Price and Threshold Price, divided by the specified amount, and then multiplied by two-thirds of the RSUs).

•	RSUs eligible for vesting under the foregoing market condition will vest as follows: 25% on the Measure Date, and 25% on each of first three anniversaries of the Measure Date.

The aforementioned awards subject solely to service-based vesting conditions will accelerate upon a change of control of LivaNova.

Future Awards Under the Company’s Long-Term Incentive Plan
You will be eligible to receive additional annual awards under the Plan commencing in fiscal year 2018. The target amount of your annual award will be $1,500,000.
The grant of any of the awards under the Plan as described in this letter is, of course, always subject to the discretion of the Compensation Committee, and nothing in this letter shall be taken to fetter the discretion of the Compensation Committee. The Compensation Committee may decide not to grant awards as described in this letter.
Vesting of any of the awards is conditional on your continued employment with the Company and vesting will cease upon you ceasing to be employed by the Company. All awards made under the Plan will be subject to the terms of the Plan and the award agreement pursuant to which the particular award is granted.
If you have any queries in relation to the terms of this letter, please do not hesitate to contact me.
Kind regards,

/s/ Damien McDonald

Damien McDonald